Exhibit 10.209
SUMMARY
LIBERTY MUTUAL INSURANCE COMPANY
EXECUTIVE LONG TERM DISABILITY PLAN
Purpose: The purpose of the Plan is to provide Long Term Disability benefits to certain Management employees of Liberty Mutual and its subsidiaries.
Effective Date: The Effective Date of the Plan is January 1, 1992.
Eligibility: Select key management employees are covered under the Plan. Coverage is automatic, and a condition of employment.
Cost: The Plan is fully paid by the Company. The Plan is uninsured, and the benefits are payable out of the Company’s general assets.
Disability Defined: Disability is defined exactly as in the regular employee Liberty Mutual Long Term Disability Plan. Disability is defined as the inability of a person, as a result of accidental bodily injury or sickness, to perform all of the material and substantial duties of his or her occupation, and such disability requires the regular attendance of a licensed physician.
Benefit Period: The benefit period is the same as under the regular employee plan. Generally, benefits begin after six months of disability, and continue until the disability ends, or age 65 if earlier. If disability begins after age 59, the maximum benefit period is reduced. (Generally, benefits for the first six months from the date of disability are paid at 100%).
No benefit is payable after the first 24 months from the date of disability unless the employee is unable to perform with reasonable continuity all of the material and substantial duties of the employee’s own or any other occupation for which the employee is reasonably fitted by training, experience, education, age, and mental and physical capacity.
Amount of Benefit: This Plan provides a benefit equal to 100% of pre-disability pay (the regular employee plan provides 50%-60%). However, benefits under this Plan are fully taxable (benefits under the regular employee plan are tax-free). As in the regular employee plan, benefits are coordinated with certain other payments, such as worker’s compensation, Social Security, no-fault, state disability benefits, etc.
Other Limitations: Benefits are not payable under a number of circumstances, including disability due to war and disabilities not requiring the regular care of a physician. Benefits may be limited in some circumstances including mental disorders, and drug and alcohol addiction.
Pre-Existing Illnesses: As under the regular employee plan, benefits are not payable for certain disabilities caused by pre-existing illness or injury.
Termination of Coverage: Coverage terminates when the employee ceases employment, or ceases to be within the class of eligible employees.
Administration of the Plan: The Plan is subject to the same administrative rules as the regular employee plan. That is, participants are required to provide certain notices and documentation (such as physician statements) before benefits are payable. The Company reserves the right to have an employee examined by a physician as often as reasonably necessary while the employee is disabled.
Termination or Amendment of the Plan: The Company reserves the right to terminate or amend the Plan at any time. Termination or amendment may impact benefits in pay status.